Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

DECISIONPOINT SYSTEMS, INC.

BARCODING DERBY BUYER, INC.
and

DERBY MERGER SUB, INC.

Dated as of April 30, 2024

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Knowledge of the Company
Exhibit C	Knowledge of Parent and MergerCo
Exhibit D	Form of Certificate of Merger

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2024 (this “Agreement”), is made and entered into by and among DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo” and, together with Parent, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously approved the execution, delivery, and performance of this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein and has recommended that the adoption of this Agreement be approved by its stockholders in accordance with the DGCL (such recommendation, the “Company Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and MergerCo to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section A of the Disclosure Schedule have entered into Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Support Agreements”), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their Company Common Shares in favor of the adoption of this Agreement and certain other matters to be presented at the Company Stockholders Meeting;

WHEREAS, the Board of Directors of MergerCo has approved this Agreement and the Merger and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of MergerCo and its sole stockholder on the terms and subject to the conditions set forth herein and has directed that the adoption of this Agreement be submitted for consideration by Parent, as its sole stockholder;

WHEREAS, Parent, as the sole stockholder of MergerCo, has approved the adoption of this Agreement and the consummation of the Merger on the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
Definitions

Section 1.01 Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries, (c) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by this Agreement.

“Action” means any legal claim, action, suit, investigation, written inquiry, audit, complaint, demand, examination, litigation, citation, arbitration, mediation or other legal proceeding of any nature, civil or criminal, at law or in equity.

“Additional Financing Sources” means the agents, arrangers, lenders, investors, holders or similar financing sources that will provide or arrange any Additional Financing, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns; provided, that, “Additional Financing Sources” shall not include Parent or any Affiliate of Parent.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreement” means the Support Agreements, the Equity Funding Letter, the Debt Commitment Letter, the Certificate of Merger and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent, Merger Co, the Company or any of its Subsidiaries, in connection with the consummation of the transactions contemplated by this Agreement.

“Beneficial owner”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“Certificate” or “Certificates” means any certificate evidencing Company Common Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means commercially available Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries and that is licensed pursuant to a non-negotiated agreement.

“Company Bylaws” means the Amended and Restated By-Laws of the Company.

“Company Charter” means the First Amended and Restated Certificate of Incorporation of the Company dated October 11, 2016, as amended by the Certificate of Amendment dated November 10, 2021.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company or any of its Subsidiaries.

“Company Equity Awards” means the RSU Awards and the Company Options.

“Company Equity Plan” means the DecisionPoint Systems, Inc. 2014 Equity Incentive Plan, as amended.

“Company IP” means any and all Intellectual Property owned or purported to be owned in whole or part by, or exclusively licensed to, the Company or any of its Subsidiaries (including all beneficial rights pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property to the Company or any of its Subsidiaries).

“Company IP Agreement” means any agreement under which (i) the Company of one of its Subsidiaries uses or has been granted any license rights (including rights granted on a service basis) under any Intellectual Property owned by any third party, (ii) the Company or any of its Subsidiaries has granted to any third party any license rights under any Company IP, and (iii) any Intellectual Property is or has been developed by or for the Company or any of its Subsidiaries, assigned to the Company or any of its Subsidiaries by any third party, or assigned by the Company or any of its Subsidiaries to any third party.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development, occurrence or change (each, an “Effect”) that would, or would reasonably be expected to (i) have a materially adverse effect upon the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) prevent, or materially delay the Company from consummating the Merger, other than, solely with respect to the foregoing clause (i), any Effect arising out of or resulting from (a) decrease in the market price of the Company Common Shares or the failure, in and of itself, of the Company to meet earnings projections or internal financial forecasts (but not any Effect underlying such decrease or failure to meet such projections or forecasts to the extent that such Effect is not otherwise excluded from Company Material Adverse Effect pursuant to another clause hereof), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (c) changes after the date hereof in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (except to the extent such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (d) changes after the date hereof in GAAP or authoritative interpretations thereof (except to the extent such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (e) the public announcement, pendency or the completion of the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, in each case, to the extent arising out of the identity of Parent or its Affiliates in connection therewith, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), or (g) earthquakes, hurricanes or other natural disasters or one or more pandemics (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business).

“Contract” means, whether written or oral, any binding contract, agreement, lease (whether for real or personal property), license, commitment, arrangement, instrument, guarantee, binding proposal, purchase order, obligation, bond, note, license, indenture, mortgage or loan, to which a Person is bound or to which its assets or properties are subject, and any schedule, exhibit, amendment or supplement to any of the foregoing.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company or any of its Subsidiaries, or any other act or omission that compromises the security, integrity, or confidentiality of information, including Personal Information.

“Determination Notice” means written notice delivered by the Company to Parent pursuant to Section 7.04(c) stating that the Company Board has (i) received a Superior Proposal and (ii) intends to take the actions described in clause (iv) of the first sentence of Section 7.04(c) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such actions, including the identity of the Person making such Acquisition Proposal, the material terms thereof and copies of all material relevant documents relating to such Acquisition Proposal.

“Determination Notice Period” means the period beginning on the day of delivery by the Company to Parent of a Determination Notice and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any subsequent change in the financial terms of any Superior Proposal, the Determination Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. Inclusion of information in the Disclosure Schedule shall not be deemed an admission or otherwise imply that such information is or is not material to the Company, constitutes or would result in a Company Material Adverse Effect by the criteria set forth in the Agreement, that disclosure of any such information is required under any Laws or by any Governmental Authority. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Dissenting Shares” means Company Common Shares issued and outstanding immediately prior to the Effective Time that are held by a holder or beneficially by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the Merger, is entitled to demand and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such Person effectively withdraws, fails to perfect or otherwise loses such Person’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Environmental Laws” means any applicable Law relating to (i) Releases or threatened Releases of or exposure to Hazardous Substances; (ii) the manufacture, handling, processing, labelling, packaging, distribution, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Equity Securities” means (a) any common, preferred, or other capital stock, limited liability company interest, membership interest, partnership interest, or other equity interest; (b) any warrants, options, or other rights to, directly or indirectly, acquire any interest described in clause (a); (c) any right, interest or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any interest described in clauses (a) through (b) above or another similar interest (including convertible notes); (d) any interest carrying any warrant or right to subscribe for or purchase any interest described in clauses (a) through (c) above or any similar interest; and (e) any equity appreciation, phantom equity or similar rights valued in whole or in part in reference to the Company or any of the Subsidiaries.

“GAAP” means United States generally accepted accounting principles as of the date hereof (or as of the applicable time, to the extent that another date is expressly stated in this Agreement).

“Governmental Authority” means any federal, state, provincial, municipal or local government, governmental, regulatory, legislative or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by or any settlement under the jurisdiction of any Governmental Authority.

“Hazardous Substances” means (i) those substances, materials or wastes defined in or regulated under the following United States federal statutes and their applicable foreign, state and local counterparts, as each has been amended from time to time, and all regulations thereunder, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, lead and radon; and (iv) any other contaminant, substance, material or waste regulated by or defined as hazardous or toxic or as a pollutant or contaminant by any Governmental Authority pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice and other than payments due under license agreements); (c) all obligations of such Person in respect of letters of credit and bankers’ acceptances, surety and performance bonds that have been drawn down, in each case, solely to the extent of such draw; (d) all declared but unpaid dividends and interest on net equity; and (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (i) United States and international patents, patent applications and invention registrations of any type, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof and all of the goodwill associated therewith; (iii) copyrightable works, copyrights, works of authorship, and registrations and applications for registration thereof; (iv) confidential and proprietary information, including trade secrets and know-how; (v) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (vi) domain names and social media accounts; and (vii) proprietary databases and data compilations and all documentation relating to the foregoing, and all registrations or applications to register any of the foregoing

“International Trade Laws” means all applicable Laws related to import, export control, anti-money laundering, economic sanctions, and anti-bribery matters, including, but not limited to, Laws implemented by the U.S. Treasury Department’s Office of Foreign Assets Control and Financial Crimes Enforcement Network, the U.S. Commerce Department’s Bureau of Industry and Security, and the U.S. Foreign Corrupt Practices Act.

“knowledge of Parent” means the actual knowledge of any of the individuals listed on Exhibit C, in each case, after reasonable inquiry.

“knowledge of the Company” means the actual knowledge of any of the individuals listed on Exhibit B, in each case, after reasonable inquiry.

“Law” means any applicable national, federal, foreign, state, provincial, municipal or local statute, law, ordinance, regulation, rule, constitution, directive, code, executive order, injunction, judgment, writ, decree, Governmental Order or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien (statutory or otherwise), pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, or materially delay Parent or MergerCo from consummating the Merger.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith through appropriate proceedings and for which there are adequate reserves on the Financial Statements in accordance with GAAP; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress incurred in the ordinary course of business for amounts which are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries with respect to a liability that is not yet due and payable or is being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon which are not violated by the current use and occupation of the applicable property; (v) with respect to real property, any title exception disclosed in any title insurance policy provided or made available to Parent, that do not, individually or in the aggregate, (A) materially detract from the value of or marketability of such property, or (B) interfere materially with the current or proposed use of such property (assuming its continued use in the manner in which it is currently used or intended to be used); (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business that do not, individually or in the aggregate, (A) materially detract from the value of or marketability of such property, or (B) interfere materially with the current or proposed use of such property (assuming its continued use in the manner in which it is currently used or intended to be used); and (vii) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws.

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which the Company or any of its Subsidiaries has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws with which the Company or any of its Subsidiaries is required to comply relating to the privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) applicable published industry best practice or rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries is or has been a member.

“Privacy Policy” means each written statement made by the Company or any of its Subsidiaries related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, disposal, leaching or migration of Hazardous Substances into the environment (including indoor or ambient air, surface water, ground water, and surface or subsurface strata) or into, within or through any building, structure or equipment.

“Subsidiary” or “Subsidiaries” of the Company, Parent or any other Person means a corporation, limited liability company, partnership, joint venture or other organization or Person of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party after the date of this Agreement that did not result from a breach of Section 7.04, which the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel and after taking into account all of the terms and conditions of the Acquisition Proposal, including the conditions to the consummation of the Acquisition Proposal and the legal, regulatory and financing terms and aspects of such Acquisition Proposal, and after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into) to be more favorable to the Company’s stockholders (solely in their capacity as such) than the Merger from a financial, legal (including certainty of closing) and regulatory point of view. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%”.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

(a) the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
401(k) Plan	Section 7.05(d)
Acquisition Proposal Consummation Date	Section 9.03(b)(i))
Additional Financing Commitment Letter	Section 10.14
Additional Financing	Section 7.07(c)
Agreement	Preamble
Buyer Parties	Preamble
Bylaws	Section 2.02(b))
CERCLA	Section 4.16(c))
Certificate of Incorporation	Section 2.02(a))
Certificate of Merger	Section 2.04
Change in Recommendation	Section 7.04(b))
Claims	Section 7.06(a))
Closing	Section 2.03
Closing Date	Section 2.03
Closing Notice Period	Section 9.01(j))
Company	Preamble
Company Board	Recitals
Company Expenses	Section 9.03(e))
Company Financial Advisor	Section 4.18
Company Option	Section 3.01(d))
Company Real Property	Section 4.13
Company Recommendation	Recitals
Company SEC Reports	Section 4.07(a))
Company Software	Section 4.14(j)
Company Stockholder Approval	Section 4.04(a))
Company Stockholders’ Meeting	Section 7.02
Company Termination Fee	Section 9.03(d))
Confidentiality Agreement	Section 7.03(b))
Continuing Employees	Section 7.05(b))
Contractual Representations	Section 4.29(a)
Debt Commitment Letter	Section 5.07(b))
Debt Financing	Section 5.07(b))
Delaware Courts	Section 10.08
DGCL	Recitals
DSOS	Section 2.04
Effective Time	Section 2.04
Environmental Permits	Section 4.16(a))
Equity Funding Letter	Section 5.07(b)
ERISA	Section 4.10(a))
Exchange Act	Section 4.05(b))
Exchange Fund	Section 3.02(a))
Equity Financing	Section 5.07(b)
Equity Funding Letter	Section 5.07(b)
Financing	Section 5.07(b))
Financing Commitments	Section 5.07(b))
Financial Statements	Section 4.07(b)
Fundamental Representations	Section 8.02(a)
Guaranty	Section 5.07(c))
Guarantor	Section 5.07(c))
Inventor	Section 4.14(e)
IRS	Section 4.10(a))
IT Assets	Section 4.14(g))
Lender	Section 5.07(b))

Malicious Code	Section 4.14(g))
Material Contract	Section 4.17(a))
Material Customers	Section 4.24(a)
Material Suppliers	Section 4.24(a)
Merger Consideration	Section 3.01(c))
MergerCo	Preamble
Merger	Recitals
Non-Recourse Party	Section 10.13
Other Filings	Section 4.12
Outside Date	Section 9.01(b))
Parent	Preamble
Parent Expenses	Section 9.03(e))
Parent Parties	Section 9.03(f))
Parent Plan	Section 7.05(a))
Parent Termination Fee	Section 9.03(d))
Paying Agent	Section 3.02(a))
Permitted Acquisition Proposal	Section 7.04(c))
Permits	Section 4.06(a))
Plans	Section 4.10(a))
Post-Signing Returns	Section 7.09(a)(i)
Products	Section 4.26
Proxy Statement	Section 4.05(b))
Real Property Leases	Section 4.13
Representative(s)	Section 7.04(b))
RSU Award	Section 3.01(e))
SEC	Section 4.05(b))
Section 16	Section 7.05(c))
Securities Act	Section 4.05(b))
SOX	Section 4.07(d))
Support Agreements	Recitals
Surviving Corporation	Section 2.011
Tax(es)	Section 4.15(r))
Tax Return	Section 4.15(s))
Terminating 401(k) Plan	Section 7.05(d)
Termination Date	Section 9.01
Transaction Litigation	Section 7.12
Transfer Taxes	Section 7.08
Voting Company Debt	Section 4.03(a)
WARN	Section 4.11(f))

Section 1.02 Interpretation and Rules of Construction.

The Buyer Parties and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, if any, of and to this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the phrases “made available” and “delivered,” when used in reference to anything made available to Parent, MergerCo or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include (i) documents uploaded to the electronic data room hosted by Polsinelli PC, and (ii) public filings in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case at least two (2) business days prior to the date of this Agreement;

(j) the word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(k) references to “dollars”, “Dollars” and “$” will be references to United States Dollars; and

(l) the use of “or” is not intended to be exclusive (and should be construed accordingly as “and/or”) unless expressly indicated otherwise.

Article II
The Merger

Section 2.01 Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (i) MergerCo shall be merged with and into the Company and the separate existence of MergerCo shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in of the DGCL.

Section 2.02 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in the form of the certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by law (the “Certificate of Incorporation”).

(b) At the Effective Time, and without any further action on the part of the Company or MergerCo, the bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the charter or by such bylaws (the “Bylaws”).

Section 2.03 Closing. The closing of the Merger (the “Closing”) shall take place virtually via the exchange of documents and signature pages in portable document format on the third (3rd) Business Day after all of the conditions set forth in ARTICLE VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof at the Closing) shall have been satisfied or, to the extent permitted by Law, waived by the party entitled to the benefit of the same, and, subject to the foregoing, or at such time and on such date as mutually agreed by the parties (such date, the “Closing Date”).

Section 2.04 Effective Time. On the Closing Date (or prior thereto, if agreed by Parent and the Company) MergerCo and the Company shall cause to be filed a certificate of merger in the form attached hereto as Exhibit D (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DGCL and will make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon such time as the Certificate of Merger has been accepted for record by the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL (the “Effective Time”).

Section 2.05 Directors and Officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article III
EFFECTS OF THE MERGER

Section 3.01 Effects on Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Shares or holders of any shares in MergerCo:

(a) Each share of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be exchanged for one issued and outstanding share of common stock of the Surviving Corporation.

(b) Each Company Common Share that is held in treasury of the Company or owned by any of its Subsidiaries or by MergerCo shall, immediately prior to the Effective Time, automatically be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and Dissenting Shares) shall automatically be converted into, and canceled and will no longer be outstanding and will cease to exist, and each holder of such Company Common Share will cease to have any rights with respect thereto, in exchange for, the right to receive an amount in cash to be paid by Parent equal to $10.22 per Company Common Share, without interest (the “Merger Consideration”).

(d) Each option to purchase Company Common Shares (each, a “Company Option”) that is outstanding at the Effective Time, whether vested or unvested, shall automatically, and without any action required on the part of the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of Company Common Shares subject to the Company Option at the Effective Time multiplied by (ii) the excess (if any) of the Merger Consideration over the per share exercise price applicable to the Company Option (net of any applicable Taxes withheld pursuant to Section 3.03). In the event that the exercise price of a Company Option exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration. Cash amounts payable pursuant to this Section shall be paid through the Company’s payroll, less any applicable Taxes withheld pursuant to Section 3.03, within five (5) Business Days following the Effective Time.

(e) Each restricted stock unit award in respect of Company Common Shares (each, an “RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder thereof, accelerate and become fully vested, and be canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the number of Company Common Shares underlying such RSU Award immediately prior to the Effective Time, multiplied by the Merger Consideration. Cash amounts payable pursuant to this Section shall be paid through the Company’s payroll, net of any applicable Taxes withheld pursuant to Section 3.03, within five (5) Business Days following the Effective Time.

(f) The Company, the Company Board or the compensation committee of the Company Board, as applicable, has adopted any resolutions and taken any actions (including obtained any employee or other consents), or as soon as practicable following the date of this Agreement shall adopt such resolutions and take such other actions (including providing any required notices or obtaining any employee or other consents), in each case, that are necessary or appropriate to terminate the Company Equity Plan, cancel the Company Equity Awards and otherwise effectuate the provisions of this Section 3.01.

Section 3.02 Exchange of Certificates; Paying Agent.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this ARTICLE III of the Merger Consideration. At the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration for the benefit of the holders of Company Common Shares (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.01(b)) (collectively, such cash being referred to as the “Exchange Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Section 3.02. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.01(b)). From and after the Effective Time, persons who held Company Common Shares or Company Equity Awards immediately prior to the Effective Time shall cease to have rights with respect to such shares or awards, except for the right to receive the applicable Merger Consideration as provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent in accordance with Section 3.02 shall be exchanged for the applicable Merger Consideration.

(c) Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares or that were exchanged for the right to receive the Merger Consideration pursuant to Section 3.01: (A) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon proper delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the holder’s Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Merger Consideration payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer, stock transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 3.02. No interest shall be paid or accrue on the Merger Consideration.

(d) No Further Ownership Rights in Company Common Shares. At the Effective Time, holders of Company Common Shares (other than Dissenting Shares) shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration provided under this Article III. The Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and represented by such Certificates.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for six (6) months after the Effective Time shall be delivered to Parent or its designee, and any holders of Company Common Shares prior to the Merger, as the case may be, who have not theretofore complied with this Article III shall thereafter look only Parent for payment of the applicable Merger Consideration (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest.

(f) No Liability. None of Parent, MergerCo, the Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, stockholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of the applicable Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Shares two (2) years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the applicable remaining Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such remaining payments in full. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form reasonably satisfactory to Parent of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Parent, the Surviving Corporation or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made.

Section 3.04 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 3.01, but shall be cancelled and any Certificate representing, or uncertificated shares that are, Dissenting Shares shall represent only such rights as are granted by the DGCL in respect thereof.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give Parent prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand. Parent will have the opportunity and right, at its election, to direct or otherwise participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Dissenting Shares as may be necessary to perfect appraisal rights under the DGCL.

Article IV
Representations and Warranties of the Company

Except (a) as set forth in the Disclosure Schedule or (b) as disclosed in any Company SEC Reports filed since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), the Company represents and warrants to the Buyer Parties as follows:

Section 4.01 Organization and Qualification; Subsidiaries; Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably expected to be material to the Company. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, the number of authorized and issued and outstanding Equity Securities of such Subsidiary, the beneficial owner thereof and the percentage of the Equity Securities of such Subsidiary owned by the Company and each other Subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. All of the Equity Securities of each Subsidiary are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Laws). Except as set forth in Section 4.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any Equity Securities in any Person. None of the Company or any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any Equity Securities in any Person (other than the Subsidiaries set forth on Section 4.01(b) of the Disclosure Schedule).

(c) Each Subsidiary is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as set forth on Section 4.01(b) of the Disclosure Schedule). Each of the Company’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, operate, lease and encumber its properties and to carry on its business as now conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

Section 4.02 Organizational Documents. The Company has previously provided or made available true and complete copies of the Company Charter, the Company Bylaws and the organizational documents for each of the Company’s Subsidiaries (and, in each case, all amendments thereto) and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. None of the Company or any of its Subsidiaries is in violation of the Company Charter, the Company Bylaws or other organizational documents, as applicable.

Section 4.03 Capitalization.

(a) The authorized shares of stock of the Company consist of 50,000,000 Company Common Shares, of which, as of the date hereof, 7,681,000 were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding as of the date hereof. As of the date hereof, (i) 485,647 Company Common Shares are subject to outstanding Company Options; (ii) 300,000 Company Common Shares are subject to outstanding RSU Awards and (iii) 218,209 Company Common Shares are reserved for future awards under the Company Equity Plan. As of the date of this Agreement, none of the Company or any of its Subsidiaries had any Equity Securities reserved for issuance or required to be reserved for issuance other than as described above with respect to the Company. All issued and outstanding Equity Securities of the Company and each of its Subsidiaries are, and all Company Common Shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of any applicable Law (including applicable securities Law and the DGCL, if applicable), Contract, preemptive right or other right or privilege (whether by Law, preemptive or contractual), the Company Charter, the Company Bylaws or other applicable organizational document. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares or other Equity Securities of the Company’s Subsidiaries vote (“Voting Company Debt”). None of the Company or any of its Subsidiaries is under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Equity Securities. The Company Common Shares constitute the only outstanding Equity Securities of the Company registered under the Exchange Act or otherwise outstanding.

(b) Except for the Company Equity Awards set forth on Section 4.03(c) or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no outstanding Equity Securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its Subsidiaries to issue, transfer, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company or any of its Subsidiaries or Voting Company Debt or any investment that is convertible into or exercisable or exchangeable for any such Equity Securities.

(c) Section 4.03(c) of the Disclosure Schedule sets forth a true, complete, and correct list of all Company Options and RSU Awards as of the date of this Agreement, including the name of the grantee of such Company Equity Award, the number of Company Common Shares subject thereto, the strike price applicable thereto (if any), the date of grant and vesting schedule thereunder.

(d) Except as set forth in the Company Charter, the Company Bylaws or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any Equity Securities or which restrict the transfer of any such Equity Securities, nor does the Company have knowledge of any third-party agreements or understandings with respect to the voting of any such Equity Securities or which restrict the transfer of such Equity Securities.

(e) Except as set forth in Section 4.03(e) of the Disclosure Schedule, none of the Company or any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its Equity Securities under the Securities Act or other applicable Law.

Section 4.04 Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Company Board. The Company Board has unanimously determined that the Merger and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and its stockholders, has approved this Agreement, the Merger and the other transactions contemplated hereby, and has directed that this Agreement be submitted to the holders of Company Common Shares for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote on this Agreement (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. The Company Recommendation has not, as of the date of this Agreement, been rescinded, modified or withdrawn.

(b) The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger, and this Agreement and the Merger are exempt, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other takeover Laws of the DGCL.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is party do not, and the performance of its obligations hereunder and thereunder will not, with or without notice or lapse of time or both, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any of the Company’s Subsidiaries, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law or Governmental Order applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien, loss of benefit under or creation of other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Permit, Material Contract, or Plan to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clause (ii) and (iii), as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to be material to the Company and its Subsidiaries.

(b) The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations of the New York Stock Exchange relating to securities listed on the NYSE American, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 under the Exchange Act, (iii) any filings set forth on Schedule 4.05(b), and (iv) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the DSOS.

Section 4.06 Permits; Compliance with Laws.

(a) Except as set forth in Section 4.06 of the Disclosure Schedule, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. The Company and each of its Subsidiaries is, and for the past three (3) years has been, in material compliance with the Permits. None of the Company or any of its Subsidiaries has received any written notice of deficiencies with respect to any Permit, except for any such deficiencies that have been corrected or otherwise remedied in full. None of the Company or any of its Subsidiaries have received any notice or citation alleging the failure to hold any Permit.

(b) None of the Company or any of its Subsidiaries is, or has been in the last five (5) years, in conflict with, or in default, breach or violation in any material respect of, (i) any Laws applicable to the Company or any or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (ii) any Permit.

(c) In the last five (5) years, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law.

(d) In the last five (5) years, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, and have timely paid all fees and assessments due and payable in connection therewith.

Section 4.07 SEC Filings; Financial Statements; No Unknown Liabilities.

(a) The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2024 (the “Company SEC Reports”). No Subsidiary is required to file any form, report, schedule, statement, registration statement, proxy statement, certification or other document with, or make any other filing with or furnish any other material to, the SEC. The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance with and complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not, individually or in the aggregate, reasonably be expected to be material to the Company, and (ii) did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated audited financial statements for each of the fiscal years ended December 31, 2022 and December 31, 2023 (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein and (iii) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto.

(c) Except (i) as set forth in Section 4.07(c) of the Disclosure Schedule, (ii) to the extent disclosed in the Company SEC Reports filed prior to the date of this Agreement and (iii) for current liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2024 (none of which results from, arises out of, relates to or was caused by any Action, breach of Contract, breach of warranty, tort, environmental matter, infringement or violation of Law), none of the Company or its Subsidiaries had any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unknown or otherwise), whether or not required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto.

(d) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to trustees, directors or executive officers within the meaning of Section 402 of SOX. The Company and each of its officers and directors are in material compliance with the applicable listing and corporate governance rules and regulations of NYSE.

(e) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (C) any claim or allegation regarding any of the foregoing. Since January 1, 2022, any material change in internal control over financial reporting required to be disclosed in any Company SEC Reports has been so disclosed.

(f) None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

(g) The books of account and other financial records of the Company and the Subsidiaries are true, complete, and correct in all material respects and have been maintained in accordance with good business practices. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, members, partners, the boards of directors or trustees and each committee thereof of the Company and each of its Subsidiaries held since January 1, 2024.

(h) The Company is in material compliance with the applicable provisions of SOX, including the rules and regulations of the SEC adopted in connection therewith. The Company has made available to Parent correct and complete copies of all material written correspondence between the SEC or any Governmental Authority, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2019 and prior to the date hereof and will, promptly following the receipt thereof, make available to the Parent any such material correspondence sent or received after the date hereof. To the knowledge of the Company, none of the Company SEC Reports filed prior to the date hereof is the subject of ongoing SEC review or investigation or outstanding SEC comment or review or investigation by any other Governmental Authority.

Section 4.08 Absence of Certain Changes or Events. Except as set forth in Section 4.08 of the Disclosure Schedule, since January 1, 2024, (a) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and have not taken any of the actions listed in Section 6.01 and (b) there has not been an Effect that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.09 Absence of Litigation. Except as listed in Section 4.09 of the Disclosure Schedule, there is no (and in the past three (3) years has been no) Action pending or, to the knowledge of the Company threatened against the Company or any of its Subsidiaries, any of its or their respective properties or assets or any of their respective directors, officers or employees (in each case, in their capacities as such), in law or in equity, or before or by any Governmental Authority, except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (y) reasonably be expected to be material to the Company and its Subsidiaries. None of the Company or its Subsidiaries is (or has been during the past three (3) years) subject to any Governmental Order, order, judgment, writ, injunction, or decree, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. Section 4.09 of the Disclosure Schedule sets forth a complete and accurate list of settlements regarding actual or threatened Actions entered into during the past three (3) years binding the Company or any of its Subsidiaries.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule lists (i) each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) each other stock option, stock purchase, restricted stock, other equity-based, pension, retirement, deferred compensation, profit sharing, bonus, incentive, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, time off, other welfare and fringe benefit plan, program, contract, agreement or arrangement (whether written or unwritten or funded or unfunded), with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Subsidiary (collectively, the “Plans”). As applicable to each Plan, the Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plan document, including all material amendments thereto, and in the case of an unwritten Plan, a written description thereof, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination, opinion or advisory letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, (vi) nondiscrimination testing (or safe harbor notices) for the last two completed plan years, and (vii) all material non-routine correspondence with the Department of Labor or the IRS.

(b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated at all times in material compliance with Section 409A of the Code so that no amount paid pursuant to any such Plan is subject to tax under Section 409A of the Code.

(c) No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course). No administrative investigation, audit or other administrative proceeding by any Governmental Authority with respect to a Plan is pending, in progress or, to the knowledge of the Company, threatened.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable advisory or opinion letter issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination, advisory or opinion letter from the IRS that would materially and adversely affect the Tax qualified status of any such Plan or the exempt status of any related trust. With respect to each Plan, (i) there has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, within the last six (6) years which has or is reasonably likely to result in material liability to the Company or any of its Subsidiaries; and (ii) neither the Company, any of its Subsidiaries, nor any individual serving as a fiduciary of a Plan has breached the fiduciary rules of ERISA which would subject the Company or any of its Subsidiaries to any Tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA.

(e) Except as set forth on Section 4.10(e)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries or any ERISA Affiliate sponsors, has sponsored, contributes or been required to contribute to, or has any material liability with respect to, any plan that: (i) is subject to the provisions of Section 302 or Section 305 of ERISA, Title IV of ERISA or Section 412 or Section 430 of the Code, (ii) is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, (iii) constitutes a voluntary employee beneficiary association, (iv) is a multiemployer plan within the meaning of Section 3(37) of ERISA, (v) is a “multiple employer plan” within the meaning of Section 413 of the Code, or (v) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Except as set forth in Section 4.10(e)(ii) of the Disclosure Schedule, neither the Company, and of its Subsidiaries, nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical, dental, prescription drug, or life insurance benefits for former employees of the Company or any Subsidiary, except as required by Section 4980B of the Code or similar continuation coverage rights under state law. For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it would be considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 414(b), (c), (m) or (o) of the Code.

(f) Full payment has been made, or otherwise properly accrued on the books and records of the Company, of all amounts that the Company is required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(g) Except as set forth in Section 4.10(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event(s)): (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Plan or (iv) require any contribution or payment to fund any obligation under any Plan.

(h) Except as set forth in Section 4.10(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event(s)) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could reasonably be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(i) No current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes.

(j) The Company and each of its Subsidiaries and ERISA Affiliates has, for purposes of each Plan and for all other purposes, correctly classified all individuals performing services for the Company or any of its Subsidiaries as common law employees, leased employees or independent contractors, as applicable.

Section 4.11 Labor Matters.

(a) Section 4.11(a) of the Disclosure Schedule contains a complete and accurate list of all employees as of the date hereof, together with each employee’s name, job title or position, location of employment, hire date, amount of base salary or hourly wage, classification as exempt or non-exempt, cash bonus compensation and commission compensation.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply in any material respect with any provision of any such agreement or contract, and there are no grievances or unfair labor practice charges outstanding against the Company or any Subsidiary under such agreement or contract; and (iii) there is no labor organization activity (including union organizing activity, election petitions or other representation proceedings) strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Subsidiary.

(c) The Company and its Subsidiaries are, and at all times within the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, discrimination, retaliation, equal employment opportunity, classification as eligible or ineligible for overtime compensation, classification of independent contractors, collective bargaining, workplace safety, discrimination, immigration and the payment of social security and other Taxes.

(d) All individuals characterized and treated by the Company and its Subsidiaries as consultants or independent contractors are properly treated and classified as independent contractors under all applicable legal requirements, and, within the past three (3) years, there has been no claim or determination by any Governmental Authority that any independent contractor is an employee of the Company and its Subsidiaries.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, there are no, and during the last three (3) years there have not been, any lawsuits, claims, complaints, charges or other administrative actions, arbitrations or other Actions pending or threatened by or on behalf of any current or former employees or job applicants of the Company or its Subsidiaries or arising under any employment-related Law.

(f) During the past three (3) years, the Company and its Subsidiaries have not ordered or implemented any “mass layoff,” “plant closing” or similar action requiring the provision of notice under the Worker Adjustment Retraining and Notification Act, and any similar state or local Legal Requirement (collectively, “WARN”). During the ninety (90) day period prior to the date hereof, no full-time employees of the Company or its Subsidiaries have experienced an “employment loss” within the meaning of WARN.

(g) During the past three (3) years, (i) the Company and its Subsidiaries have received no written notice of and there have been no allegations of sexual harassment, sexual abuse, or other sexual misconduct against any officer, director, or managerial employee of the Company and its Subsidiaries, (ii) there has been no Proceeding pending or threatened related to any allegations of sexual harassment, sexual abuse, or other sexual misconduct by any officer, director, or managerial employee of the Company or its Subsidiaries, and (iii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment, sexual abuse, or other sexual misconduct by any officer, director or managerial employee of the Company and its Subsidiaries.

(h) The Company and its Subsidiaries are in compliance with and in the past three (3) years have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. The Company and its Subsidiaries maintain a properly completed I-9 Form for each employee for whom such a Form I-9 must be maintained. No charge or complaint against the Company and its Subsidiaries are pending or threatened in writing under the Immigration Reform and Control Act of 1986, as amended.

Section 4.12 Information Supplied. The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company or any other Subsidiary with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent or MergerCo in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, as applicable.

Section 4.13 Property. Neither the Company nor any Subsidiary owns or has ever owned any interest in real property and is not party to any Contract or option to purchase any real property or interest therein. The Company or a Subsidiary is the lessee of all leasehold estates, licenses or other occupancy agreements reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof which are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, the “Company Real Property”), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and, to the knowledge of the Company, each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. Schedule 4.13 contains a true, correct and complete list of all of the (i) Company Real Property leased, subleased, licensed or otherwise occupied by the Company or any Subsidiary, specifying the name of the lessor, lessee or current occupant (if different from the lessee) and the address thereof and the (ii) Real Property Leases. The Company Real Property listed on Schedule 4.13 comprises all Real Property used in the conduct of the business and operations of the Company and the Subsidiaries as currently conducted. All Company Real Property is held under written leases, subleases, licenses or other occupancy agreements (including all amendments, modifications, guaranties and other agreements with respect thereto, collectively, the “Real Property Leases”). The Company has made available, or caused to be made available, to Buyer true, correct and complete copies of the Real Property Leases. With respect to each Real Property Lease: (i) there is no default or breach by the Company or any Subsidiary, as applicable, or, to the knowledge of the Company, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof; (ii) neither the Company nor any Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy such Company Real Property or any portion thereof; (iii) neither the Company nor any Subsidiary has collaterally assigned, pledged, mortgaged, deeded in trust or otherwise granted a Lien on its leasehold interest in any Company Real Property; (iv) no profit sharing, recapture or other obligation, restriction or cancelation of any option under, or termination of such Real Property Leases will arise as a result of the consummation of the transactions contemplated hereby; (v) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to any Real Property Lease that has not already been paid; (vi) no construction, alteration or other leasehold improvement work with respect to any Real Property Lease remains to be paid for or to be performed by the Company or any Subsidiary; and (vii) neither the Company nor any Subsidiary has any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Real Property Leases or otherwise operate its business at the Company Real Properties. With respect to each parcel of Company Real Property: (i) neither the Company nor any Subsidiary has received any written notice of (x) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Company Real Property, (y) existing, pending or threatened condemnation proceedings affecting the Company Real Property, or (z) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Company Real Property as currently operated; (ii) neither the whole nor any portion of any Company Real Property has been and remains damaged or destroyed by fire or other casualty; (iii) the Company or a Subsidiary holds current and valid certificates of occupancy for each Company Real Property and there have been no renovations to any such Company Real Property or any other change in circumstances that, to the knowledge of the Company, would require the issuance of a new certificate of occupancy for any such Company Real Property; and (iv) each parcel of Company Real Property is adequately served by proper utilities and other building services necessary for its current use in all material respects and all of the buildings and structures located thereon are in good operating condition in all material respects, ordinary wear and tear excepted.

Section 4.14 Intellectual Property; Privacy and Cybersecurity Matters.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a complete and correct list of all (i) patents, (ii) registered and applied for trademarks, (iii) registered copyrights, (iv) domain names and social media accounts, and (v) material Software, included in the Company IP, and, specifying as to each such item, as applicable, the owner(s) of record (and legal owner, if different, and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. Each item of Company IP required to be identified in Section 4.14(a) of the Disclosure Schedule: (x) is registered and/or recorded in the name of the Company or any of its Subsidiaries, is in full force, has been duly applied for and registered in accordance with applicable Law, (y) has no unsatisfied past or outstanding maintenance or renewal obligation; and (z) has not been and is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding. No Company IP is or has been the subject of, any lawsuit, or other judicial, administrative or arbitral proceeding or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation (each a “Proceeding”) that bars or limits the use of such rights.

(b) The Products and services of the Company and its Subsidiaries and the conduct of the business of the Company and the Subsidiaries as currently conducted and as conducted in the last five (5) years has not and do not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any third party. The Company and its Subsidiaries have not received any written communication, or been a party to any Proceeding, in which it was stated, alleged or otherwise suggested: (i) that the Company or any of its Subsidiaries, or any of their respective products or services, infringe, misappropriate or other violate the Intellectual Property rights of any third party, or (ii) the possibility that any Company IP or any Company IP Agreements are invalid or unenforceable, or challenging the Company’s or any of its Subsidiary’s ownership of or right to use any such rights. To the knowledge of the Company, no third party has in the last five (5) years, or is, infringing, misappropriating or otherwise violating any Company IP, and the Company and its Subsidiaries have not issued any written communications to a third party asserting any such violations of Company IP.

(c) The Company or one of its Subsidiaries is the sole legal and beneficial owner of the Company IP, and no Company IP will at the Closing be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party other than Permitted Encumbrances and Company IP Agreements listed in Section 4.17(a)(xix) of the Disclosure Schedule or excluded from the scheduling requirement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to (i) transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of, any rights in or change any royalties, revenue sharing or other payments made with respect to any Company IP or Company IP Agreement or (ii) license any Intellectual Property of the Buyer Parties to any other Person.

(d) The Company IP are enforceable and to the knowledge of the Company, valid. The Company and its Subsidiaries own, validly license or otherwise have the valid right to use such all Intellectual Property used in and/or necessary to conduct and operate its business as conducted prior to the Closing.

(e) The Company or any of its Subsidiaries has secured from all inventors, authors and other persons who participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or one of its Subsidiaries (each, an “Inventor”) (including the Company’s or its Subsidiaries’ employees, consultants or contractors), sole and unrestricted legal and beneficial ownership of all of each Inventor’s right, title and interest in such Intellectual Property. Without limiting the foregoing, (i) each Inventor has executed a written and enforceable agreement in favor of the Company or one of its Subsidiaries providing for the non-disclosure by such person of confidential information and (ii) each Inventor of material Company IP has executed a written and enforceable agreement in favor of the Company or one of its Subsidiaries assigning to the Company or any of its Subsidiaries all right, title and interest to Intellectual Property developed for the Company or any of its Subsidiaries, which agreement includes a present tense assignment of present and future inventions.

(f) The Company and its Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain all Company IP, including to preserve the confidentiality of any trade secrets, and any confidential information owned by any person to whom the Company or its Subsidiaries has a confidentiality obligations. Any disclosure by the Company or any of its Subsidiaries of trade secrets included in Company IP to any third party has been pursuant to the terms of a written agreement with such person and any disclosure by the Company or any of its Subsidiaries of trade secrets of a third party has been pursuant to the terms of a written agreement with such person or otherwise permitted by Law. Neither the Company nor any of its Subsidiaries has used or is using any deep learning, machine learning or other artificial intelligence technologies in connection with its Products or services or in connection with the development of any Company IP.

(g) All material information technology hardware and software used or held for use by the Company and its Subsidiaries in its business (the “IT Assets”) are either owned by, or properly licensed or leased to, the Company or any of its Subsidiaries. The IT Assets are adequate and sufficient in all material respects to meet the processing and other business requirements of the Company and its Subsidiaries as the business is currently conducted. The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the business of the Company and its Subsidiaries as currently conducted, (ii) have been properly maintained, performed adequately and not materially malfunctioned or failed at any time during the last three (3) years (subject to temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company and its Subsidiaries and which have been corrected), and (iii) to the knowledge of the Company, the IT Assets under the direct or indirect control or possession of the Company or any of its Subsidiaries are free of Malicious Code. “Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (x) disrupt, disable, harm or impair in any material way such Software’s operation, (y) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Company or its Subsidiaries or its clients, or otherwise interfere with the operations of the Company or its Subsidiaries or (z) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

(h) During the last three (3) years, to the knowledge of the Company, no person has gained unauthorized access to any IT Asset (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

(i) The Company and its Subsidiaries have taken commercially reasonable precautions (including by way of outsourcing to third parties) consistent with industry standard practices to protect, in all material respects, (i) the computer systems (hardware and Software) and related systems (such as networks) implemented or used by the Company and its Subsidiaries and (ii) the storage capacities and requirements of the Company and its Subsidiaries, in each case of (i) and (ii) against (A) overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations, (B) fire, explosion, flood, any other calamity and other interruptions of regular business operations as well as (C) unauthorized access or manipulation by third parties.

(j) All Software included in Company IP (“Company Software”) that is distributed to customers is distributed pursuant to an end user license agreement that has been made available to the Buyer Parties. No Company Software and tangible embodiments thereof have been placed in escrow. The source code for Company Software has been documented in a professional manner that is consistent with customary code annotation conventions and practices in the Software industry. No Company Software was or is developed in whole or in part using, linked to or distributed with any Software, Software development toolkits, databases, libraries, scripts, or other, similar modules of Software that are subject to “open source” or similar license terms in a manner that subjects the Company Software to any copyleft license or that requires or purports to require any Acquired Company to grant any license or disclose any source code with respect to Intellectual Property included in Company Software.

(k) The Company and each of its Subsidiaries are and have been at all times in material compliance with all Privacy Commitments. The Company and each of its Subsidiaries has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data to which the Company or any of its Subsidiaries has access or otherwise Processes, including against Data Security Breaches.

(l) The Company and each of its Subsidiaries have obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement.

(m) To the knowledge of the Company, there has been no material Data Security Breach.

(n) Neither the Company nor any of its Subsidiaries has received any written order, request, warning, reprimand, inquiry, notification, allegation or claims (i) from a Governmental Authority regarding data privacy, cybersecurity, or its data handling or data sharing practices, or (ii) from any Person alleging that it is in material violation of or has not complied in any material respect with any Privacy Commitment. Neither the Company nor any of its Subsidiaries has received notice that it is currently and has not previously been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Authority, (b) state, federal or foreign self-regulating body, or (c) any Person, regarding or alleging that the Processing of Personal Information by the Company or any of its Subsidiaries is in material violation of any Privacy Commitment. No Person has claimed or threatened to claim any material amount of compensation (or an offer for compensation) from the Company or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

Section 4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).

(b) All income and other material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, stockholder, independent contractor or other third party and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the Company SEC Reports.

(e) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(f) Neither the Company nor any of its Subsidiaries (A) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(i) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file a particular Tax Return that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for Permitted Liens.

(m) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount or deferred revenue received or attributable to any period on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(n) Neither the Company nor any Subsidiary of the Company is, and neither the Company nor any Subsidiary of the Company has ever held an interest in, a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign income Tax law) or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o) Neither the Company nor any Subsidiary of the Company organized outside of the United States has ever incurred (and will not incur prior to Closing) a material amount of “subpart F” income within the meaning of Section 952(a) of the Code.

(p) All related party transactions involving the Company or any Subsidiary of the Company have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local of foreign Tax law). The Company and each Subsidiary of the Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local of foreign Tax law).

(q) The Company and each of its Subsidiaries have complied (in all material respects) with all escheat, unclaimed or abandoned property laws and there is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.

(r) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign and other income, excise, gross receipts, ad valorem, profits, gains, registration, property, capital, sales, transfer, use, service, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, license, payroll, employment, social security, severance, unemployment, withholding, customs, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, or charges of any kind whatsoever, together with any interest, additions, penalties with respect thereto and any interest in respect of such additions or penalties.

(s) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.16 Environmental Matters.

(a) the Company, and the Subsidiaries (i) are and have been in compliance in the last five (5) years in all material respects with all Environmental Laws, (ii) hold all material Permits required under any Environmental Law (“Environmental Permits”) and (iii) are and for the last five (5) years have been in compliance in all material respects with their respective Environmental Permits;

(b) neither the Company nor any Subsidiary has had a material Release of or exposure to, (and to the knowledge of the Company, no other person has had a material Release of or exposure to), Hazardous Substances on any real property now or formerly owned, leased, or operated by the Company or the Subsidiaries or in connection with the business of the Company or any Subsidiary or at any location to which Hazardous Substances generated or transported by or on behalf the Company or any Subsidiary have come to be located;

(c) neither the Company nor any Subsidiary has received any requests for information or any written notice alleging that the Company or any Subsidiary may be in material violation of, or liable in any material respects under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law; and

(d) neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree, judicial order or settlement relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no notice of violation, investigation, litigation or other proceeding is pending, or to the knowledge of the Company, threatened in writing with respect thereto, (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any Environmental Law or relating to any Hazardous Substances or (iii) has assumed or agreed to indemnify any other Person for material liability pursuant to Environmental Laws.

The Company has provided or made available to the Parent all material environmental assessments, studies, audits, investigations or other analyses addressed or in the possession or control of the Company or its Subsidiaries relating to the Company Real Property, any real property formerly owned, leased or operated by the Company or its Subsidiaries or the operation of the business by the Company or its Subsidiaries.

Section 4.17 Material Contracts.

(a) Section 4.17 of the Disclosure Schedule lists each of the following Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder, and in the case of an oral Contract, the material terms of such Contract) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such Contract listed or required to be listed on Section 4.17 of the Disclosure Schedule, being a “Material Contract”), provided, however, that “Material Contract” shall not include any contract described below that has been fully performed or satisfied as of the date of this Agreement and does not contain any outstanding or continuing obligations binding any of the parties thereto:

(i) all Contracts that call for aggregate payments by the Company or any of its Subsidiaries under such contract of more than $500,000 over the remaining term of such contract;

(ii) any Contract that (A) contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any of its Subsidiaries is currently engaged or geographic area with respect to the Company or any of its Subsidiaries, or (B) purports to restrict the right of the Company or any of its Subsidiaries to conduct any line of business in which the Company or any of its Subsidiaries is currently engaged, to compete with any Person or operate in any geographic area or location in which the Company or any of its Subsidiaries may conduct business, or solicit and/or hire any employee or other service provider (other than confidentiality agreements entered into by the Company or any of its Subsidiaries in the ordinary course);

(iii) any Contract with (A) any right of “exclusivity,” preferred treatment or similar requirement, (B) a requirements obligation requiring purchasing a designated portion of any type of material, product or other supplies, (C) a “most favored nations” clause or other similar provision or (D) take-or-pay obligations;

(iv) any Contract granting to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Company and its Subsidiaries, or any Equity Securities of the Company and its Subsidiaries;

(v) any partnership, limited liability company agreement, joint venture, profit-sharing or other similar agreement entered into with any third party;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or the Subsidiaries);

(vii) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness of, for the benefit of, or payable to the Company or any of its Subsidiaries or any guaranty thereof;

(viii) Contracts that relate to the acquisition or disposition of any business, product line, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) other than acquisitions of inventory or supplies in the ordinary course of business;

(ix) any Contract concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement;

(x) any employment agreements, severance, change in control or termination agreements with officers of the Company or any of its Subsidiaries;

(xi) any Contract relating to the issuance, voting or registration of any securities, or any stockholders’, investor rights, tax receivables or similar or related contracts with respect to any securities of the Company or any of its Subsidiaries;

(xii) any Contract (other than a Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(xiii) Contracts relating to the settlement of any Action;

(xiv) any consent decrees, deferred prosecution agreements, or other similar types of agreements with Governmental Authority that have existing or contingent performance obligations;

(xv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company or any of its Subsidiaries that has been or was required to be filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, or any Company SEC Reports filed after January 1, 2024 until the date of this Agreement;

(xvi) each Contract with any (A) Governmental Authority, (B) prime contractor of a Governmental Authority in its capacity as prime contractor or (C) any higher-tier sub-contractor in connection with a Contract of a type described in either of the foregoing clauses (A) or (B);

(xvii) each Contract with a Material Customer;

(xviii) each Contract with a Material Supplier;

(xix) each Company IP Agreement other than (A) licenses for Commercially Available Software, and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers on standard terms and conditions made available to the Buyer Parties, and provided to the extent that employees have executed, without material change, one or more forms of standardized agreement assigning to the Company or any of its Subsidiaries any Intellectual Property made by such employee, all such agreements are Material Contracts but Seller is only required under this Section to schedule each such form agreement; and

(xx) any Contract to enter into, or agree to enter into, any of the foregoing.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, (i) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of its Subsidiaries has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation by the Company or any of its Subsidiaries of, or a default on the part of the Company or any of its Subsidiaries under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, each Material Contract is valid, binding, and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto. As of the date hereof, the aggregate principal amount of long-term debt (including any lines of credit or revolving credit facilities) outstanding for the Company and its Subsidiaries, together, is not more than $14.0 million. The Company has made available to Parent a true and correct copy of each written Material Contract.

Section 4.18 Brokers. Section 4.18 of the Disclosure Schedule sets forth all Contracts entered into by and between Craig-Hallum Capital Group LLC (the “Company Financial Advisor”) and the Company or one of its designees. Other than the Company Financial Advisor no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s, financial advisory fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a true and complete copy of all agreements between the Company or any of its Subsidiaries (or on behalf of the Company or any of its Subsidiaries) and the Company Financial Advisor relating to the transactions contemplated by this Agreement.

Section 4.19 Opinion of Financial Advisor. The Company has received a written opinion of Company Financial Advisor to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Merger, in the aggregate, is fair from a financial point of view to the holders of such shares. The Company has delivered to Parent an executed copy of the written opinion received from the Company Financial Advisor. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies, other than the Company title insurance policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default or breach with respect to any obligations under such policies other than as would not reasonably be expected to be material to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has received any written notice of cancellation or termination with respect to any existing insurance policy and (ii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any insurance policy set forth in Section 4.20 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not reasonably be expected to be material to the Company and its Subsidiaries.

Section 4.21 Interested Party Transactions. Except as set forth in Section 4.21 of the Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, there are no Material Contracts, agreements or loans between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.

Section 4.22 Investment Company Act of 1940. None of the Company or any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.23 No Rights Agreement. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Company Common Shares or the transactions contemplated hereby.

Section 4.24 Customers and Suppliers.

(a) Section 4.24 of the Disclosure Schedule sets forth (a) a list showing each of the 20 largest customers of the Company and its Subsidiaries (on a consolidated basis) by dollar amounts of purchase made by such customer during the 12-month period ended December 31, 2023 (collectively, the “Material Customers”), and sets forth opposite such Material Customer’s name the amounts of purchases made by such customer during such period, and (b) a list showing the 10 largest suppliers of the Company and its Subsidiaries (on a consolidated basis) by dollar amounts of purchases made by the Company and its Subsidiaries (on a consolidated basis) during the 12-month period ended December 31, 2023 (collectively, the “Material Suppliers”), and sets forth opposite such Material Supplier’s name the amounts of purchases made by the Company and its Subsidiaries (on a consolidated basis) during such period.

(b) Since January 1, 2024, no Material Supplier or Material Customer has materially adversely amended or ceased its relationship with, materially decreased the amount of business done with or otherwise adversely modified (whether by amendment of a Contract with the Material Customer or Material Supplier or otherwise) in any material respect the terms of the business conducted with, the Company, and none of the Company or any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that (i) any such Material Supplier or Material Customer plans to materially adversely amend or cease its relationship with, materially decrease the amount of business done with or otherwise adversely modify (whether by amendment of a Contract with the Material Customer or Material Supplier or otherwise) in any material respect the terms of the business conducted with the Company or any of its Subsidiaries, including as a result of the transactions contemplated hereby, or (ii) any Material Supplier or Material Customer has requested or, to the knowledge of the Company, intends to request a material increase or decrease, respectively, in the prices to be paid by or to the Company or any of its Subsidiaries, as applicable, other than in the ordinary course of business. None of the Company or any of its Subsidiaries are involved in any material disputes, claims, controversies or Actions with any Material Supplier or Material Customer.

Section 4.25 CARES Act Matters. Except as set forth on Section 4.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have, directly or indirectly, sought, pursued, applied for, claimed, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (a) the CARES Act, (b) any government program established or expanded thereunder, related thereto or funded thereby or (c) any other applicable Law enacted or promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including without limitation (i) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, and (ii) the U.S. Small Business Administration’s Paycheck Protection Program).

Section 4.26 Product Warranty and Liability. The products currently or formerly created, packaged, labeled, sold, distributed or licensed by the Company or any of its Subsidiaries (the “Products”), or any services rendered by the Company or any of its Subsidiaries, in each case which is still within the applicable warranty period, has been in conformity with all applicable warranties, guarantees and applicable Law, in all material respects. There are no, and during the last three (3) years there have not been any, design or other defects, latent or otherwise, with respect to any Product (including with respect to any label or packaging of any Product) other than defects that result only in standard warranty claims with a cost to the Company or any of its Subsidiaries not in excess of $50,000 in any fiscal year for any customer. There are no, and during the last three (3) years there have not been any, disputes or controversies involving any customer, retailer, distributor, manufacturer, supplier or any other Person regarding the alleged quality, merchantability or safety of or defect in, or involving a claim of alleged breach of warranty with respect to, or involving a claim for product liability damages directly or indirectly caused by, any Product (including any label or packaging of any Product) in excess of $50,000 in any fiscal year for such counterparty. At the time each Product is delivered to the applicable customer, such Product is in conformity in all material respects with all applicable Law and contractual commitments binding on the Company or any of its Subsidiaries, as applicable, with respect thereto. During the last three (3) years, the Company or any of its Subsidiaries have not incurred any expense (whether or not covered by insurance) with respect to a breach or alleged breach of warranty or for “goodwill” warranty or similar expenses relating to Products or services incurred (whether or not incurred due to an actual breach of warranty) in excess of $50,000 in any fiscal year for the applicable counterparty.

Section 4.27 Assets. The Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in the assets, property, and rights, whether real or personal, tangible or intangible, or otherwise reflected in the Financial Statements as being owned by the Company and its Subsidiaries (on a consolidated basis) other than inventory disposed of in the ordinary course of business since January 1, 2024. The vehicles, buildings, machinery, equipment, and other tangible property and assets that the Company or any of its Subsidiaries own and lease, have been maintained in accordance with normal industry practice in all material respects, are adequate in all material respects for the purposes for which they are presently used in the conduct of the business of the Company or any of its Subsidiaries and are in operating condition and repair (subject to normal wear and tear) sufficient to operate in the ordinary course of business. Such property, rights and assets constitute all of the properties, rights and assets of every type and description, whether real or personal, tangible or intangible, necessary and adequate for the operation of the business of the Company and its Subsidiaries in the same manner as is currently conducted, subject to the replenishment of the inventory of the Company in the ordinary course of business. All such properties, rights and assets (including leasehold interests) are free and clear of all Liens (other than Permitted Liens).

Section 4.28 International Trade Law.

(a) The Company, its Subsidiaries, and their respective directors, officers, employees, and, to the knowledge of the Company, any agents, distributors, and other Person acting on behalf of the Company or any of its Subsidiaries have complied with all International Trade Laws in all material respects and hold all permits, approvals, identification numbers, licenses and other authorizations required under any International Trade Laws in all material respects;

(b) None of the Company, any of its Subsidiaries, nor any of their respective directors, officers or employees, is designated on, or is directly or indirectly owned or otherwise controlled by any Person that is designated on, any economic or financial sanctions list maintained by any relevant government agency responsible for economic sanctions, including the U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons List; and

(c) There are no claims pending or, threatened in writing against the Company, its Subsidiaries, or their respective directors, officers, employees, agents, distributors, or other Person acting on behalf of the Company or any of its Subsidiaries with respect to International Trade Laws in relation to actions conducted on the part of the Company or its Subsidiaries.

Section 4.29 Acknowledgement of No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this ARTICLE IV, the Disclosure Schedule, the Ancillary Agreements and in certificates required to be delivered pursuant to this Agreement (the “Contractual Representations”), neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, in each case, except to the extent set forth in the Contractual Representations.

(b) The Company acknowledges and agrees that neither Parent nor MergerCo nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE V.

Article V
Representations and Warranties of Parent and MERGERCO

Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of incorporation and the bylaws of Parent are in effect and no dissolution, revocation, or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(b) MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of incorporation and bylaws of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. MergerCo has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding shares of capital stock of MergerCo are owned of record and beneficially by Parent.

Section 5.02 Ownership of MergerCo; No Prior Activities. MergerCo is a wholly owned Subsidiary of Parent. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and MergerCo has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03 Authority Relative to this Agreement.

(a) Each of Parent and MergerCo has all necessary power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Parent or MergerCo are a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of Parent, MergerCo, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement, the Ancillary Agreements to which Parent or MergerCo are a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly executed and delivered by each of Parent and MergerCo and, assuming due authorization, execution and delivery hereof by the Company constitutes a legal, valid and binding obligation of each of Parent and MergerCo enforceable against each of Parent and MergerCo in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) Parent has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which Parent is a party and approved the consummation of the Merger (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Merger (to the extent that it is a party thereto).

(c) Parent, as the sole stockholder of MergerCo, has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which MergerCo is a party and has approved the consummation of the Merger (to the extent that it is a party thereto), and Parent and MergerCo have taken all corporate or similar actions required to be taken for the consummation of the Merger (to the extent that either of them is a party thereto).

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and MergerCo of this Agreement and each Ancillary Agreement to which Parent and MergerCo are a party do not, and the performance of the respective obligations of Parent and MergerCo hereunder will not, with or without notice or lapse of time or both, (i) conflict with or violate the limited liability company agreement or certificate of formation of Parent or the articles of incorporation or bylaws of MergerCo, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b)have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or MergerCo, or by which any of their properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, loss of benefit under or creation of or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and MergerCo do not, and the performance of the respective obligations of Parent and MergerCo hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and (ii) the filing with the SEC of the Proxy Statement.

Section 5.05 Information Supplied. None of the information supplied by Parent, MergerCo or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or MergerCo will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.06 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of its or their respective properties or assets or any of their respective directors, officers or employees (in each case, in their capacities as such), in law or in equity or before a Governmental Authority except as would not, individually or in the aggregate, prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement. None of Parent and its Subsidiaries is subject to any Governmental Order, judgment, writ, injunction, or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 Available Funds; Guaranty.

(a) Assuming that all conditions to Closing set forth in ARTICLE VIII have been satisfied, and assuming the Financing Commitments are funded in accordance with their terms, Parent will have sufficient funds to (i) pay the aggregate Merger Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Merger or the financing thereof.

(b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from the Affiliate of Parent signatory to such letter to provide Parent with equity financing in an aggregate amount of up to $56,000,000 (the “Equity Funding Letter” and such amount, the “Equity Financing”), and (ii) an executed debt commitment letter (redacted to the extent required thereby) (the “Debt Commitment Letter” and together with the Equity Funding Letter, the “Financing Commitments”) from a syndicate of lenders named in the Debt Commitment Letter (the “Lenders”) pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent or an Affiliate of Parent with financing in an aggregate amount of up to $50,000,000 to be used to fund, among other things, the Merger Consideration (the “Debt Financing”, and together with the Equity Financing, being collectively referred to as the “Financing”). The Financing Commitments are legal, valid, and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto, in each case, in accordance with their respective terms except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, and to the knowledge of Parent, any other parties under the Financing Commitments. As of the date hereof, and assuming the satisfaction of the conditions precedent set forth in Article VIII, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments as promptly as possible (but in any event within forty-eight (48) hours).

(c) Concurrently with the execution of this Agreement, Parent and MergerCo have delivered to the Company a limited guaranty (the “Guaranty”) executed by the Affiliate of Parent signatory to the Guaranty (the “Guarantor”).

Section 5.08 No Ownership of Company Capital Stock. Neither Parent nor any of its Subsidiaries, including MergerCo, owns any Company Common Shares or other securities of the Company or any of its Subsidiaries.

Section 5.09 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements, or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, MergerCo, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the Company Common Shares, on the other hand.

Section 5.10 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, or any of their Subsidiaries.

Section 5.11 Acknowledgement of No Other Representations and Warranties.

(a) Parent, and MergerCo hereby acknowledge that, except for the Contractual Representations, neither the Company, nor any of its Affiliates, nor any other person on behalf of the Company has made or is making any other express or implied representation or warranty with respect to the Company, or any of its Affiliates or their respective business or operations, including with respect to any information provided or made available to Parent, MergerCo, or any of their respective affiliates or Representatives. Except with respect to the Contractual Representations or any breach of any covenant or other agreement of the Company contained herein, Parent and MergerCo hereby acknowledge that neither the Company, any of its Affiliates, nor any other person on their behalf, will have or be subject to any liability or indemnification obligation to Parent or MergerCo or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to Parent, MergerCo, or any of their respective affiliates or Representatives, or the use by Parent, MergerCo, or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, MergerCo or their respective affiliates and Representatives, including in “data rooms,” management presentations or due diligence sessions, in expectation of the Merger or the other transactions contemplated by this Agreement. Each of Parent, MergerCo, and their respective affiliates and Representatives have relied on the results of their own independent investigation and the Contractual Representations.

(b) The Company acknowledges and agrees that neither Parent nor MergerCo nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE V.

Article VI
Conduct of Business Pending the Merger

Section 6.01 Conduct of Business by Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause its Subsidiaries in all material respects to (x) conduct their businesses in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to (1) preserve intact the business organization of the Company and its Subsidiaries, (2) keep available the services of their current officers, employees and other service providers, and (3) preserve the current relationships of the Company and its Subsidiaries with lessees, customers, suppliers, partners, licensors, licensees, distributors, Governmental Authorities and other persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement or as set forth on Section 6.01 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change any provision of the Company Charter, Company Bylaws, or any of its Subsidiaries’ charter or organizational documents;

(b) (i) authorize for issuance, issue or sell or agree or commit to issue or sell, pledge, dispose of or otherwise encumber any Equity Securities of the Company or any of its Subsidiaries, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of Company Common Shares upon exercise of Company Options or upon vesting of RSU Awards, in each case, which are outstanding as of the date of this Agreement; (ii) repurchase, redeem or otherwise acquire any Equity Securities except for the purpose of satisfying any Tax obligations in connection with exercise of Company Options or the settlement of RSU Awards; (iii) reclassify, combine, split, or subdivide any capital stock of the company or any of its Subsidiaries; or (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries, except for dividends by any direct or indirect wholly owned Subsidiary payable only to the Company or any other of its Subsidiaries;

(c) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other Person or business organization (or division thereof) or any property, except for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice;

(d) incur any Indebtedness or issue any debt securities, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, including any Affiliate (other than a Subsidiary of the Company) for Indebtedness, except for draws under the Company’s revolving credit facility or other similar lines of credit, in each case, existing as of the date of this Agreement and in the ordinary course of business not in excess of $250,000 in the aggregate for the Company and the Subsidiaries taken as a whole;

(e) pre-pay any long-term Indebtedness, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit, payments made in respect of refinancing of current debt obligations, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of indebtedness secured by any Company Real Property in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(f) except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers, non-executive employees or individual consultants, except for increases in base salary or hourly wage for non-officer employees in the ordinary course of business consistent with past practice which do not exceed 3% per employee; (ii) grant to any director, officer or employee of the Company or of any of its Subsidiaries any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or (iii) establish, adopt, enter into, terminate or amend any Plan (or any employee benefit plan, policy, agreement or arrangement that would be a Plan if it were in effect on the date hereof);

(g) hire or terminate (other than for cause), or provide an offer of employment or notice of termination (other than for cause) to, any employee whose annualized base compensation exceeded, or is expected to exceed $100,000;

(h) except as required by the SEC or in writing by the Company’s independent auditors in order for the Company to comply with GAAP, or as required by changes in GAAP which become effective after the date of this Agreement (and provided in each such case the Company shall have notified the Parent of any of the foregoing requirements), change any of its accounting policies (whether for financial accounting or Tax purposes);

(i) commence, pay, discharge, settle, compromise or satisfy any Action (1) for monetary consideration in excess of $50,000 or (2) that would impose any material non-monetary obligations on the Company and its Subsidiaries or that otherwise would have a material adverse impact on the business and operations of the Company or any of its Subsidiaries, taken as a whole;

(j) (i) make, rescind or revoke any express or deemed material election relating to Taxes, unless such election, rescission or revocation is required by Law, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or waive or extend the statute of limitations with respect to Taxes, (iii) change in any material respect in any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, (iv) amend any Tax Return in any material respect or (v) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(k) amend any term of any outstanding security of the Company or any of its Subsidiaries;

(l) sell, transfer, lease, license, sublicense, assign, mortgage, encumber, abandon or otherwise dispose of, any tangible or intangible assets of the Company or its Subsidiaries (including the Company Real Properties), other than sales of inventory in the ordinary course of business;

(m) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(n) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Real Property, Subsidiaries and their respective properties, assets, and businesses;

(o) (i) enter into, amend, modify, accelerate, exercise or waive any rights under any Material Contract (other than enter into Contracts in the ordinary course of business consistent with past practice to the extent such Contract would constitute a Material Contract solely with respect to clause (i), (xvii) or (xviii) of Section 4.17(a)), (ii) terminate any Material Contract, or (iii) cancel, compromise, waive or release any claims or benefits under any Material Contract;

(p) enter into a new line of business or abandon or discontinue existing lines of business;

(q) create any Subsidiary of the Company or any of its Subsidiaries as of the date hereof;

(r) abandon, withdraw, terminate suspend, abrogate, amend or modify any material Permits;

(s) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

(t) announce an intention, enter into any agreement, or otherwise make a commitment, to do any of the foregoing.

Section 6.02 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time or earlier termination of this Agreement in accordance with its terms, except as expressly required by this Agreement, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that would reasonably be expected, individually or in the aggregate, to materially delay, materially impede or prevent consummation of the transactions contemplated by this Agreement, or publicly announce an intention or enter into any written agreement to take any such action.

Article VII
Additional Agreements

Section 7.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare and distribute to Parent a draft of the preliminary Proxy Statement and, after consultation with Parent as provided in this Section 7.01, as promptly as practicable following the date of this Agreement (and in no event later than twenty (20) days after the date hereof), the Company shall file with the SEC the preliminary Proxy Statement (containing, for the avoidance of doubt, the Company Recommendation) and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Proxy Statement shall comply as to form and substance in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, MergerCo or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

Section 7.02 Company Stockholders’ Meeting. The Company shall (i) take all action necessary in accordance with applicable Law, the Company Charter, the Company Bylaws and the rules of the NYSE, and in consultation with Parent, to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene (subject to any such adjournments as the Company may determine to be necessary to obtain a quorum or solicit additional proxies in support of the Company Stockholder Approval) and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), and (ii) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholders’ Meeting to be set so that the Company Stockholders’ Meeting can be held promptly following the date that the Proxy Statement is cleared by the SEC. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 7.04, the Company Board shall recommend to holders of the Company Common Shares that they approve the Merger and shall include the Company Recommendation in the Proxy Statement. Subject to Section 7.04, the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and will take all other commercially reasonable actions necessary or advisable to secure the vote or consent of its stockholders required by applicable Law to obtain such approvals. Notwithstanding anything contrary contained in this Agreement, the Company Board may, in accordance with applicable Law and the Company Charter and Company Bylaws, withdraw the notice of a meeting to its stockholders or defer or cancel such meeting of its stockholders in the event of a Change in Recommendation made in accordance with Section 7.04(c).

Section 7.03 Access to Information; Confidentiality.

(a) Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, (i) afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request, and (ii) use reasonable best efforts to facilitate meetings with managers and other appropriate third parties that have a business relationship with the Company or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (x) contact or have any discussions with any of the Company’s non-executive employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (y) damage any of the Company’s or its Subsidiaries’ property or any portion thereof, or (z) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Parent shall schedule and coordinate all inspections contemplated by the foregoing clause (z) with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct, and Parent is required to give the Company such written notice at least one (1) Business Day prior to the date that any manager of a Company Real Property which Parent wishes to inspect is entitled to receive notice of any such inspection. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, on the advice of legal counsel, result in the loss of attorney-client privilege of the Company or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between Parent and the Company) or violate any Law; provided, however, that in each case, the Company or its Subsidiaries use commercially reasonable efforts to provide Parent with such access in a manner that does not result in the loss of attorney-client privilege or violate applicable Law. In the event that the Company or its Subsidiaries do not provide access or information in reliance on the preceding sentence, the Company or its Subsidiaries shall provide written notice to Parent that such access or information is being withheld and the Company or its Subsidiaries shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not result in the loss of attorney-client privilege or violate applicable Law.

(b) Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated January 27, 2024 between Barcoding, Inc. and the Company (the “Confidentiality Agreement”). At the Effective Time, the Confidentiality Agreement will automatically terminate and be of no further force or effect without any action by, or any liability to, any of the parties thereto or any other Person.

Section 7.04 Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.04 and further subject to Section 7.04(b) and Section 7.04(c), none of the Company or any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize, instruct or permit, directly or indirectly, any officer, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate (each, a “Representative” and together, the “Representatives”) of the Company or any of its Subsidiaries to, initiate, solicit, propose, induce the making, submission, or announcement of or knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, enter into or participate in discussions or negotiations with any Person concerning an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal, enter into any agreement, letter of intent, acquisition agreement, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or similar agreement relating to an Acquisition Proposal or release any Person from any standstill agreement or similar obligation to the Company or any of its Subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise or afford access to the business, properties, assets, books or records of the Company and its Subsidiaries to, any Person (other than Parent, MergerCo, or any designees of Parent or MergerCo) in connection with any Acquisition Proposal. The Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause their respective Representatives and Affiliates to immediately cease any discussions, negotiations or communications with any party or parties (other than Parent, MergerCo and their Representatives) with respect to any Acquisition Proposal, including, to the extent the Company has the right to do so, by requesting in writing the prompt (but in no event later than forty-eight (48) hours following the date of this Agreement) return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such party, and termination of access to any physical or electronic data rooms relating to a possible Acquisition Proposal. The Company and its Subsidiaries shall be responsible for any failure on the part of their Representatives or Affiliates to comply with this Section 7.04(a). Notwithstanding the foregoing, the Company and its Representatives, solely in response to an inquiry or proposal that did not result from a breach, directly or indirectly, of this Section 7.04(a), may (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (ii) inform a Person that has made or, to the knowledge of the Company, is considering making, following the date hereof, an Acquisition Proposal of the provisions of this Section 7.04.

(b) Subject to Section 7.04(c), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, modify or materially qualify the Company Recommendation in a manner adverse to Parent or make any public statement that is inconsistent with the Company Recommendation; (ii) adopt, approve or recommend to the Company’s stockholders an Acquisition Proposal; (iii) fail to publicly recommend against any Acquisition Proposal or fail to reaffirm upon request of Parent the Company Recommendation, in either case within ten (10) Business Days (or such fewer number of days as remain prior to the Company Stockholders’ Meeting) after such Acquisition Proposal is made public (it being understood that a “stop, look and listen” statement by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Recommendation); (iv) fail to include the Company Recommendation in the Proxy Statement; (v) cause or permit the Company to enter into any agreement, letter of intent, acquisition agreement, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or similar agreement concerning, or that would reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement described in Section 7.04(c)) or (vi) publicly propose to do any of the foregoing (any action described in clauses (i) through (vi), a “Change in Recommendation”). The Company shall promptly notify Parent in writing (including by email) (but in no event after twenty-four (24) hours following the Company’s initial receipt of any Acquisition Proposal) of the receipt by the Company or any of its Representatives of an Acquisition Proposal or any inquiry, request for information or other indication by any Person that it is considering making an Acquisition Proposal and the relevant details relating thereto (including the identity of the parties and all material terms thereof) which any of the Company or any of its Subsidiaries or any such Representative may receive after the date hereof, and shall (i) keep Parent informed on a reasonably current basis as to the status of and any material developments, discussions or negotiations regarding any such proposal (including any changes thereof) and (ii) provide Parent as soon as practicable after the Company’s or any of its Representatives’ receipt or delivery thereof with copies of (A) drafts of any definitive acquisition agreements or proposal letters with respect thereto and (B) any written material nonpublic information sent or provided by the Company or any of its Representatives to any third party in connection with any Acquisition Proposal which was not previously provided or made available to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party, and the Company shall, and shall cause each of its Subsidiaries to, enforce the provisions of any such agreement.

(c) Notwithstanding Section 7.04(a) and Section 7.04(b), following the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of a written Acquisition Proposal prior to receipt of the Company Stockholder Approval that was not solicited, encouraged or facilitated in violation, directly or indirectly, of Section 7.04(a) or Section 7.04(b) (a “Permitted Acquisition Proposal”), if the Company Board determines in good faith following consultation with its outside legal counsel and financial advisors that such Permitted Acquisition Proposal is reasonably likely to lead to a Superior Proposal and failure to engage in negotiations or discussions with such Person would be reasonably likely to be inconsistent with its fiduciary duties, the Company Board may (directly or through advisors or Representatives) (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such Permitted Acquisition Proposal (provided that the Company (x) has previously or concurrently furnished such information to Parent and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement and does not prevent the Company from providing any information to Parent and MergerCo to the extent required by this Agreement); provided, that any competitively sensitive information or data provided to any such Person pursuant to such confidentiality agreement who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, (ii) disclose to its stockholders any information that, after consultation with its outside legal counsel, is required to be disclosed under the DGCL or other applicable Law, (iii) participate in negotiations regarding such Permitted Acquisition Proposal and (iv) subject to compliance with Section 7.04(c) and Section 7.04(d), following receipt of a written Permitted Acquisition Proposal that constitutes a Superior Proposal, but prior to receipt of the Company Stockholder Approval, (A) withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal, (B) terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(h), (C) make a Change in Recommendation and (D) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in clauses (i) through (iv) only if, after complying with this Section 7.04(c) and Section 7.04(d) below, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company or its stockholders under applicable Law. Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company Board shall be permitted pursuant to this sentence or clause (ii) of the prior sentence to recommend an Acquisition Proposal which is not a Superior Proposal.

(d) The Company Board shall not take any of the actions referred to in clause (iv) of the first sentence of Section 7.04(c) unless (i) the Company has delivered to Parent a Determination Notice and the Determination Notice Period has expired, (ii) after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into during the Determination Notice Period, such Superior Proposal remains a Superior Proposal, (iii) the Acquisition Proposal that constitutes such Superior Proposal was not obtained in violation, directly or indirectly, of Section 7.04(a) or Section 7.04(b), (iv) during the Determination Notice Period (including as may be extended in the event a revised Determination Notice is required to be delivered), the Company and its Representatives have kept Parent and its Representatives reasonably informed of the status of such Acquisition Proposal and the material terms of any such Acquisition Proposal (including promptly, and in any event within twenty-four (24) hours, after receipt providing to Parent copies of any additional or revised definitive documents with respect thereto) and (v) the Company and its Representatives, during the Determination Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Change in Recommendation in response to such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

Section 7.05 Employee Benefits Matters.

(a) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries. From and after the effective time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of the Company and its Subsidiaries in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary or any of their predecessors. Notwithstanding the foregoing, subject to applicable Law, nothing herein is intended to prevent Parent from amending or terminating any such obligation, contract, agreement, arrangement, or commitment in accordance with its terms.

(b) With respect to each employee of the Company or any Subsidiary who remains an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (collectively, the “Continuing Employees”), for the period of 12 months immediately following the Effective Time (but not beyond any Continuing Employee’s termination of employment), Parent shall, or shall cause one of its Affiliates to, provide the Continuing Employees with (i) base salary or hourly wage rate, and a target annual cash incentive opportunity amount that is at least equal to the base salary or wage rate, and target annual cash incentive opportunity amount that were provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) retirement and group health benefits that are no less than those provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries). For purposes of vesting, eligibility to participate and level of benefits, each Continuing Employee will be entitled to credit for his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the corresponding employee benefit plan of Parent or its Subsidiaries (each, a “Parent Plan”) to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit or retiree medical plan). In addition, with respect to each Parent Plan that provides group health, dental, vision or prescription drug benefits, each Continuing Employee shall be given credit for amounts paid by the Continuing Employee under the corresponding Plan for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding Parent Plan.

(c) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares (including Company Equity Awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(d) If so requested in writing by Parent, such request to be made to the Company no less than ten (10) Business Days prior to the Closing Date, the Company shall terminate any Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be a defined contribution arrangement described in Section 401(k) of the Code (each, a “401(k) Plan”) no later than the Closing Date, by resolution adopted by the Company Board (or, as applicable, the comparable governing body of the applicable Subsidiary of the Company that is the sponsor of such Plan), on terms reasonably acceptable to Parent, and prior thereto, or simultaneously therewith, amend any such 401(k) Plan subject to a termination request by Parent (a “Terminating 401(k) Plan”) to the extent necessary to comply with all applicable Laws to the extent not previously amended. Effective as of the Closing Date (and contingent upon the Closing becoming effective), the Company or its applicable Subsidiary shall fully vest 100% of the account balances of each Continuing Employee in each Terminating 401(k) Plan to the extent that the plan account of any Continuing Employee is not otherwise fully vested. As soon as administratively practicable following the Closing, Parent or one of its Affiliates shall permit all Continuing Employees who participated in a Terminating 401(k) Plan to be eligible to participate in a defined contribution retirement plan sponsored by Parent or one of its Affiliates.

(e) The provisions of this Agreement, including this Section 7.05, are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third-party beneficiary or otherwise, to any person who is not a party to this Agreement. Nothing contained in this Agreement (including, without limitation, this Section 7.05) shall be deemed to or construed to (i) amend any Plan, (ii) limit in any way the Parent’s or Surviving Corporation’s (or any of their Affiliates’) ability to amend or terminate any particular Plan at any time, (iii) guarantee any level of compensation or benefits or terms of employment to any Continuing Employee, or (iv) restrict Parent or any of its Affiliates from terminating the employment of any Continuing Employee.

Section 7.06 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries in effect on the date hereof) and indemnification agreements of the Company or any of its Subsidiaries identified in Section 7.06(b) of the Disclosure Schedule (as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms unless otherwise required by applicable Law.

(b) For a period of six (6) years after the Effective Time, to the extent permitted by applicable Law, the charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law. Purchaser agrees to cause Surviving Corporation and its Subsidiaries to perform in a timely manner and to otherwise honor such obligations in all respects.

(c) At the Closing, the Surviving Corporation shall purchase (at Parent’s expense) a six (6) year tail policy with substantially the same coverage provided under the policies of directors’ and officers’ liability insurance and employed lawyer liability insurance maintained by the Company and its Subsidiaries as of the date hereof with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) following the Effective Time, the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time; and (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(c) more than an amount equal to two hundred twenty-five percent (225%) of the current annual premium paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred twenty-five percent (225%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of a one-time premium not to exceed two hundred twenty-five percent (225%) of the current annual premiums paid by the Company. Parent shall and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 7.06.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.06.

Section 7.07 Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties to Permits, Material Contracts, management agreement documents or Plans to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, in each case as are necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement or otherwise disclosed in Section 7.07(a) of the Disclosure Schedule; provided, however, that the foregoing will not require any party hereto to waive any condition to its obligations to consummate the Closing set forth in ARTICLE VIII. In the event that the Company shall fail to obtain any consent from any person (other than a Governmental Authority), the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, delayed or conditioned, neither the Company nor any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation; provided, that the Company and its Subsidiaries may make such payments as and to the extent contemplated by the terms of the relevant agreement with respect to which consent is being sought.

(b) The Company and the Subsidiaries shall give prompt notice to Parent, MergerCo, and Parent and MergerCo shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or constitute a waiver by any party hereto of the conditions to the obligations of the parties under this Agreement.

(c) Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments until the consummation of the transactions contemplated by this Agreement, (ii) negotiate definitive agreements with respect thereto substantially on terms and conditions contained therein or on other commercially reasonable terms, (iii) satisfy or cause to be satisfied, in all material respects, all conditions, in the Debt Commitment Letter (or, if deemed advisable by Parent, seek the waiver of conditions applicable to Buyer Parties contained in the Debt Commitment Letter), (iv) pay, when due and payable, any commitment fees or other amounts that are or become due and payable under or with respect to any of the Financing Commitments or such definitive agreements, (v) if necessary, comply with any “market flex” provisions contemplated by any of the Debt Commitment Letter in the event such “market flex” provisions are exercised in accordance with the terms thereof, and (vi) consummate the Debt Financing and the Equity Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion (“Additional Financing”) from Additional Financing Sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange any Additional Financing and Parent shall notify the Company promptly after the effectiveness thereof of any material amendment or modification made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter. For the avoidance of doubt, if the Debt Financing (or any Additional Financing) has not been obtained, Parent shall continue to be obligated to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not cause or permit the Debt Commitment Letter to be amended or modified to the extent such amendment or modification (i) expands the conditions set forth in the Debt Commitment Letter as in effect on the date hereof in a manner that would reasonably be expected to prevent or materially delay the initial funding or availability of the Financing at Closing, (ii) reduces the amount of Debt Financing below the amount sufficient to pay the amounts required to be paid on the Closing Date as set forth in Section 5.07(b), or (iii) otherwise modifies the terms thereof in any matter that is materially adverse to the interests of the Company prior to Closing, except, in each case, with the written consent of the Company.

(d) The Company and the Subsidiaries agree to provide, and shall cause their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing and any Additional Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including, without limitation, (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company or the Subsidiaries as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) marketing materials, bank information memoranda, lender presentations and similar materials required in connection with Debt Financing and any Additional Financing (including the delivery of customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources (including customary accuracy and material non-public information representations)), and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any Debt Financing and any Additional Financing raised by Parent or MergerCo, (v) forming new direct or indirect Subsidiaries, (vi) assisting in the preparation of definitive financing documents (including disclosure schedules and perfection certificates) and facilitate the provision of guarantees, the granting of security and the pledging of collateral, including by executing and delivering any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent in connection with the Debt Financing (provided that any obligations contained in any such definitive financing documents or security documents, as against the Company and its Subsidiaries, shall not be effective prior to the Closing), (vii) providing assistance in the preparation of pro forma financial information and pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein), (viii) providing and executing documents (including the execution and delivery of estoppel certificates and subordination and non-disturbance agreements) as may be reasonably requested by Parent; provided, that none of the Company or any Subsidiary shall be required to pay any commitment of other similar fee or incur any other liability in connection with the Debt Financing or any Additional Financing prior to the Closing, (ix) cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing as reasonably requested by Parent, (x) furnishing Buyer and its Debt Financing Sources as promptly as reasonably practicable with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the beneficial ownership regulation, (xi) directing the Company’s independent accountants to provide assistance and cooperation to Buyer, including participating in accounting due diligence sessions and assisting in the preparation of any pro forma financial statements, and (xii) taking all corporate actions, subject to the occurrence of the Closing Date, reasonably requested by Buyer that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated hereunder at Closing. Upon termination of this Agreement in accordance with its terms, Parent shall, upon request by the Company, reimburse the Company or the Subsidiaries for (i) all reasonable and documented out of pocket costs incurred by the Company, the Subsidiaries, and their Representatives in connection with such cooperation, and (ii) any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries), in each case of the foregoing clauses (i) and (ii) in an amount not to exceed $1,000,000 in the aggregate; provided that, in the event Parent or the Guarantor pays the Company the Parent Termination Fee and Company Expenses, such payment shall be deemed to satisfy all obligations under this sentence and in no event will Parent, Guarantor or any of their Affiliates have any obligation to reimburse the Company and its Subsidiaries under this Section 7.07(d).

(e) The Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date payoff letters from third-party lenders to the Company, in form and substance reasonably satisfactory to Parent, except with respect to the Indebtedness of the Company and the Subsidiaries set forth in Section 7.07(e) of the Disclosure Schedule and any other indebtedness specified by Parent to the Company no later than 15 days prior to the Closing. On the Closing Date, the Company and the Subsidiaries shall unless instructed otherwise in writing by Parent not later than 15 days prior to Closing, permanently (i) terminate the credit facilities requested by Parent to be so terminated, except to the extent such facilities are either set forth in Section 7.07(e) of the Disclosure Schedule or specified by Parent to the Company no later than ten business days prior to Closing, and all related agreements, to which the Company and the Subsidiaries is a party and (ii) release any liens on the Company’s or the Subsidiaries assets relating to those facilities. The Company and the Subsidiaries shall use reasonable best efforts to effectuate the assumption of the indebtedness listed on Section 7.07(e) of the Disclosure Schedule by Parent or its Subsidiaries with Parent being responsible for all assumption costs and expenses required by the existing lenders incurred in connection with such assumptions.

Section 7.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and/or all Transfer Taxes.

Section 7.09 Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable laws;

(ii) submit any material Post-Signing Returns at least twenty (20) days prior to the applicable deadline to the Buyer Parties for Buyer Parties’ review and reasonable comment, and the Company and its Subsidiaries, as applicable, shall reasonably consider such comments prior to filing;

(iii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed (including, for the avoidance of doubt, any estimated Taxes); and

(iv) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practices.

(b) For U.S. federal and all applicable state Tax purposes, the Merger shall be treated as if Parent purchased the Company Common Shares from the holders of Company Common Shares for cash pursuant to Section 1001 of the Code.

Section 7.10 Public Announcements. Prior to the Effective Time and except as set forth in the following sentence, the parties hereto agree that no public release, public filing or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party or its Subsidiaries without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release, filing or announcement may be required by Law or the rules or regulations of any securities exchange to which the relevant party is subject, in which case the party required to make the release, filing or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release and the form of a Barcoding, Inc. press release announcing the Merger and the execution of this Agreement.

Section 7.11 Exchange Listing. Prior to the Effective Time, the Company shall cooperate with the Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and or cause to be done all things reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable Law and rules and policies of the NYSE American to cause the de-listing by the Surviving Corporation of the Company Common Shares from NYSE American and to terminate registration of the Company Common Shares under the Exchange Act as promptly as practicable after the Effective Time; provided that such delisting and termination shall not be effective prior to the Effective Time.

Section 7.12 Security Holder Litigation. The Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers after the date of this Agreement (“Transaction Litigation”); provided that the Company shall (i) notify Parent promptly of the commencement or written threat of any Transaction Litigation of which it has received notice or become aware and shall keep Parent reasonably informed regarding any such Transaction Litigation and (ii) give Parent the opportunity to participate at Parent’s expense in the defense of any Transaction Litigation and the Company shall consult with Parent and consider Parent’s advice with respect to such litigation. In no event shall the Company enter into, agree to or disclose any settlement with respect to any Transaction Litigation without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 7.13 Obligations of MergerCo. Parent will take all action necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Article VIII
Conditions to the Merger

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing by all parties to this Agreement (where permissible) at or prior to the Effective Time of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting or preventing the consummation of the Merger.

Section 8.02 Conditions to the Obligations of Parent and MergerCo. The respective obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties in Section 4.01(a)-(b), Section 4.02, Section 4.03(a), (b), (c), and (e), Section 4.04(a), Section 4.08 and Section 4.18 (the “Fundamental Representations”) shall be true and correct in all respects, other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (in each case except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(e).

(d) The Company shall have delivered to Parent written resignations, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company and its Subsidiaries who Parent has requested in writing at least five (5) Business Days prior to Closing.

(e) Since the date hereof, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) The Company shall have delivered to Parent, any consents, authorizations, approvals, exemptions or waivers from Governmental Authorities or third parties identified on Schedule 8.02(f).

(g) At least two (2) business days prior to the Closing Date, the Company shall have delivered to Parent payoff letters in accordance with Section 7.07(e), and any necessary UCC or other releases or terminations as may be reasonably required to evidence the satisfaction of such Indebtedness and the release or termination of any liens arising thereunder.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and MergerCo in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and MergerCo shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Article IX
Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose breach of any obligation under this Agreement is the primary cause of the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to a party whose breach of any obligation under this Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering any such Law or Governmental Order;

(d) by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Outside Date; provided, that Parent will not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it or MergerCo is then in material breach of its obligations under this Agreement such that a condition set forth in Section 8.03(a) or Section 8.03(b) would not then be satisfied;

(e) by the Company if (i) any of the representations and warranties of Parent and MergerCo herein are or become untrue or incorrect such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Outside Date; or (ii) there has been a breach on the part of Parent or MergerCo or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Outside Date; provided, that the Company will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if it is then in material breach of its obligations under this Agreement such that a condition set forth in Section 8.02(a) or Section 8.02(b) would not then be satisfied;

(f) by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting;

(g) by Parent if the Company Board shall have publicly recommended or approved any Acquisition Proposal other than the Merger contemplated by this Agreement;

(h) by the Company prior to receipt of the Company Stockholder Approval in order to enter into a definitive agreement providing for a Superior Proposal, provided, that for the termination by the Company to be effective, the Company shall (i) concurrently enter into such definitive agreement providing for a Superior Proposal and (ii) pay to Parent any applicable Company Termination Fee in accordance with this Agreement, and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(h) unless Section 7.04 has been complied with in all material respects;

(i) by Parent if the Company Board shall have effected a Change in Recommendation; or

(j) by the Company by giving written notice to Parent at any time prior to the Closing if (i) each condition to the performance of Parent’s obligations hereunder set forth in Section 8.01 and Section 8.02 has been satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur), (ii) Parent fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to Section 2.03, (iii) the Company is prepared and able to perform its obligations to consummate the Closing on the date on which the Closing is required to have occurred pursuant to Section 2.03 and the Company delivers, at least five (5) Business Days prior to the date of termination (the “Closing Notice Period”), to Parent a certificate irrevocably certifying that all conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than such conditions that by their terms or nature are to be satisfied at the Closing, and which were, as of such date, capable of being satisfied) or waived by the Company and the Company stands ready, willing and able to consummate the Closing, (iv) Parent has failed to perform its obligations to consummate the Closing by the later of (x) the date Closing should have occurred pursuant to Section 2.03 and (y) the end of the Closing Notice Period and (v) at all times during the Closing Notice Period, the Company stood ready, willing and able to perform its obligations to consummate the Closing.

Section 9.02 Effect of Termination. If any party hereto desires to terminate this Agreement pursuant to Section 9.01, such party must provide the other party with written notice thereof. Thereafter, subject to the Closing Notice Period or any other cure period set forth in a subsection of Section 9.01, if applicable, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guaranty referred to in Section 5.07 and the provisions of Section 7.03(b), this Section 9.02, Section 9.03 and ARTICLE X shall survive any such termination; provided, however, that, subject to Section 9.03(f), nothing herein shall relieve any party hereto from liability for willful breach or fraud.

Section 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) Parent and the Company agree that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 9.01(b) (Outside Date) or Section 9.01(f) (Failure to Obtain Stockholder Approval) or by Parent pursuant to Section 9.01(d) (Company Breach), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced or otherwise received by the Company, its Subsidiaries or Representatives, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company and/or its Subsidiaries enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Parent, upon the consummation of the transactions contemplated by the applicable Acquisition Proposal (the “Acquisition Proposal Consummation Date”), the Company Termination Fee (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

(ii) by Parent pursuant to Section 9.01(g) (Company Board Recommends Another Acquisition Proposal) or Section 9.01(i) (Company Board Effects Change in Recommendation), then the Company shall pay to Parent the Company Termination Fee within five (5) Business Days of the Termination Date;

(iii) by the Company pursuant to Section 9.01(h) (Superior Proposal), then the Company shall pay to Parent the Company Termination Fee concurrently with such termination;

(iv) by Parent pursuant to Section 9.01(d) (Company Breach) (solely to the extent arising from a material breach by the Company of its obligations under Section 7.04), then the Company shall pay to Parent the Company Termination Fee within five (5) Business Days of the Termination Date; or

(v) by the Company (A) pursuant to Section 9.01(b) (Outside Date) at a time at which the Company would have been entitled to terminate this Agreement pursuant to Section 9.01(j) (Parent Failure to Close), (B) pursuant to Section 9.01(e) (Parent Breach), or (C) pursuant to Section 9.01(j) (Parent Failure to Close) then the Parent shall pay or cause to be paid to the Company the Parent Termination Fee within five (5) Business Days of the Termination Date.

(c) To the extent required to be paid pursuant to this Section 9.03, and subject to the provisions of Section 9.04 hereof, the Company Termination Fee, the Company Expenses, the Parent Expenses and the Parent Termination Fee (as applicable) shall be paid in immediately available funds by the applicable party as directed in writing by the other party.

(d) For purposes of this Agreement, (A) “Company Termination Fee” means an amount equal to $2,594,640; and (B) “Parent Termination Fee” means an amount equal to $5,189,280.

(e) If this Agreement is terminated by the Company pursuant to Section 9.01(j), Parent shall pay to the Company within three (3) Business Days after the Termination Date all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $1,000,000 (the “Company Expenses”). If this Agreement is terminated (x) under circumstances requiring the Company to pay to Parent the Company Termination Fee in accordance with Section 9.03(b) or (y) by Parent pursuant to Section 9.01(f), the Company shall also pay to Parent on the Termination Date all reasonable out-of-pocket costs and expenses including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $1,000,000 (the “Parent Expenses”).

(f) Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and (ii) payment of the Company Termination Fee and Company Expenses, or Parent Termination Fee and Parent Expenses, as applicable, is not a penalty but is liquidated damages in a reasonable amount that will compensate the applicable party hereto in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee and the Company Expenses from Parent or the Guarantor (in accordance with the Guaranty) pursuant to Section 9.03 shall be the sole and exclusive remedy of the Company, its Subsidiaries and their respective Representatives against Parent, MergerCo, the Guarantor, and any of their respective former, current, or future general or limited partners, direct or indirect equityholders, controlling persons, managers, members, Affiliates or Representatives (collectively, the “Parent Parties”) (whether at law or in equity, through piercing of the corporate veil, by or through a claim by or on behalf of a party or another Person or otherwise) with respect to the negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions and obligations contemplated hereby and thereby, including for any loss suffered as a result of the failure of the Merger to be consummated (including all damages of any of such Persons for the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or for any punitive, special, exemplary, indirect, consequential or incidental damages or damages argued to be associated with lost profits or diminution in value or damages based on any type of multiple), under any theory and for any reason (including the failure of the Closing to occur, or for a breach or failure to perform any covenant, agreement or obligation hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) or for any representation or warranty made or alleged to have been made in connection herewith or therewith, or otherwise), and upon payment in full of the Parent Termination Fee and Company Expenses, (i) none of the Parent Parties shall have any further liability or obligation relating to or arising out of the negotiation, execution and performance of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, and (ii) none of the Company, its Subsidiaries or their respective Representatives shall be entitled to commence or pursue any Action against any Parent Party arising out of or in connection with this Agreement, any other Ancillary Agreement, the Equity Funding Letter, the Debt Commitment Letter or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any prior breach of the Confidentiality Agreement. Under no circumstances will the maximum liability of Parent exceed the Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement, under no circumstances will the Company be entitled to both (x) any monetary damages, including all or any portion of the Parent Termination Fee or the Company Expenses and (y) a grant of specific performance or other equitable remedies pursuant to Section 10.06.

Section 9.04 Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to applicable Law, waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article X
General Provisions

Section 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (a) when delivered, if delivered in person, (b) one Business Day after sending if sent by prepaid overnight courier (providing proof of delivery), (c) when sent after being sent to the recipient by electronic mail (so long as such submission does not generate an error message or notice of non-delivery) or (d) three Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerCo:

c/o Graham Partners, Inc.
3811 West Chester Pike, Building 2, Suite 200
Newtown Square, PA 19073
Attn: Robert Newbold
Email: [***]

Barcoding Inc.

3840 Bank Street

Baltimore, MD 21224

Attn: Shane Snyder

Email: [***]

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: R. Jeffrey Legath; Stephanie Haas

Email: [***]; [***]

if to the Company:

DecisionPoint Systems, Inc.
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: Steve Smith
Email: [***]

with a copy (which shall not constitute notice) to:

Polsinelli PC
150 N. Riverside Plaza
Suite 3000
Chicago, IL 60606

Attention:	Donald E. Figliulo Kevin L. Vold
Email:	[***] [***]

Section 10.03 Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain valid and in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law requires further approval by such stockholders. This Agreement may not be amended prior to the Effective Time except by an instrument in writing signed by the parties hereto.

Section 10.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Disclosure Schedule, the annexes, exhibits and instruments referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure the benefit of the parties and their respective successors or permitted assigns. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of each of the other parties. Notwithstanding anything to the contrary contained herein, Parent shall have the right, without the prior written consent of any of the other parties, to (a) assign all or any portion of its rights, interests, and obligations under this Agreement to any of its Affiliates (so long as Parent remains fully liable for all of its obligations hereunder) and (b) collaterally assign, in whole or in part, this Agreement and its rights hereunder as security in accordance with any insurance policy purchased in connection with the transactions contemplated hereby or to one or more sources of Debt Financing or purchasers of debt securities.

Section 10.06 Remedies; Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the Buyer Parties and the Company, subject to Section 10.06(b) shall be entitled to an injunction or injunctions, without proof of damages, to enforce specifically the terms and provisions of this Agreement, in all cases, subject to Section 9.03. Each such party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereto hereby waives (x) any defense in any action for specific performance based on the defense that another remedy at law would be adequate and (y) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree that (i) no Person other than the Company shall be entitled to seek specific performance of this Agreement against Parent; and (ii) the Company shall be entitled to seek an injunction, or other appropriate form of equitable relief to cause the Equity Financing to be funded and to consummate the Closing, if and only if, (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied if there were a Closing at such time) or waived by Parent (to the extent any such condition may be waived pursuant to or under applicable Law), (B) no earlier than the date the Closing should have occurred pursuant to Section 2.03, the Company has certified in writing to Parent that all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, and which were, as of such date, capable of being satisfied) or waived by the Company and the Company stands ready, willing and able to perform its obligations to consummate the Closing, (C) the proceeds of the Debt Financing have been funded or will be funded if the Equity Financing is funded at the Closing, (D) Parent has failed to perform its obligations to consummate the Closing by the later of (x) the date Closing should have occurred pursuant to Section 2.03 and (y) the end of the Closing Notice Period and (E) at all times during the Closing Notice Period, the Company stood ready, willing and able to perform its obligations to consummate the Closing. For the avoidance of doubt, while the Company may pursue a grant of specific performance (pursuant to this Section 10.06) and/or the payment of the Company Termination Fee pursuant to Section 9.03, under no circumstances will any party hereto be entitled to receive both a grant of such specific performance and monetary damages (including an award of all or any portion of the Company Termination Fee or Parent Termination Fee).

Section 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III (following the Effective Time), Section 7.06 and Section 10.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to indemnification or payment thereunder and may be enforced by such persons).

Section 10.08 Governing Law; Forum. The Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to its rules of conflict of laws. Except as provided in the immediately preceding sentence, all disputes, claims, or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by the internal laws and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws (whether of the State of Delaware or any other jurisdiction).

Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or any state appellate court therefrom located in the State of Delaware (the “Delaware Courts”) (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum notwithstanding that one or more of the parties may not be a resident of or domiciled in the State of Delaware when the litigation is commenced and/or cannot be served process within the State of Delaware. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10 Counterparts. This Agreement may be executed and delivered (including by electronic mail, by portable document format (PDF) or by other electronic submission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

Section 10.13 No Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, direct or indirect stockholder, direct or indirect equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any party under this Agreement or for any Action (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith, in each case other than in the case of fraud. Notwithstanding the foregoing, and without limiting the rights of the Company against (i) Parent and MergerCo and (ii) the Guarantor as provided for in the Guaranty, in no event shall the Company or any of its controlled Affiliates seek to recover monetary damages from any Non-Recourse Party.

Section 10.14 Additional Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, to the extent applicable, each of the Parties: (a) agrees that it will not bring or support any Person in any action, cause of action, suit, litigation, arbitration, investigation, hearing or other legal proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against the Lenders or any of the Additional Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or any commitment letter in connection with any Additional Financing in connection with the transactions contemplated by this Agreement obtained by the Parent or its Affiliates on or after the date of this Agreement (an “Additional Financing Commitment Letter”) or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter or any such Additional Financing Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Lenders or any of the Additional Financing Sources in any way relating to the Debt Commitment Letter or any such Additional Financing Commitment Letter, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; and (c) hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action arising under the Debt Commitment Letter or any such Additional Financing Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to the Debt Commitment Letter or any such Additional Financing Commitment Letter, the Company hereby acknowledges and agrees that neither it, nor any of its Affiliates shall have any rights or claims against the Lenders or any Additional Financing Sources or their Affiliates or representatives, in any way relating to this Agreement, any Debt Financing or Additional Financing, any such the Debt Commitment Letter or Additional Financing Commitment Letter or any of the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise; provided, however, that (i) the foregoing shall not apply to any breach by the Lenders or any Additional Financing Source or its Affiliates or representatives of any confidentiality obligation owing to the Company, Parent or their respective Affiliates, and (ii) nothing in this Section 10.14 shall in any way limit or modify the rights and obligations of Parent or its Affiliates under the Debt Commitment Letter or any such Additional Financing Commitment Letter. Notwithstanding anything to the contrary contained in this Agreement, (A) the Lenders and any Additional Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 10.14 and (B) no amendments to any provision of this Section 10.14 that is materially adverse to the Lenders or any Additional Financing Sources shall be effective as to the Lenders or such Additional Financing Sources under the Debt Commitment Letter or any Additional Financing Commitment Letter without the prior written consent of the Lenders or such Additional Financing Sources.

IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

BARCODING DERBY, INC.

By:	/s/ Robert Newbold
Name and Title: Robert Newbold, Chairman

MERGERCO:

DERBY MERGER SUB, INC.

By:	/s/ Robert Newbold
Name and Title: Robert Newbold, Chairman

The company

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Steve Smith
Name and Title: Steve Smith, Chief Executive Officer

Exhibit A

Form of Support Agreement

A-1

Exhibit B

Knowledge of the Company

B-1

Exhibit C

Knowledge of Parent and MergerCo

C-1

Exhibit D

Form of Certificate of Merger

D-1